Exhibit 10.36

MASTER RECEIVABLES PURCHASE Acceptance Letter    V1.3_03_28_17

THIS MASTER RECEIVABLES PURCHASE ACCEPTANCE LETTER, dated _November 3rd_, 2017 (this “Acceptance Letter”), is made between (1) the supplier, whose details are set out in the table below (the “Supplier”) (2) the Investor (as defined in the enclosed Master Receivables Purchase Terms), and (3) JPMorgan Chase Bank, N.A., in its capacity as agent for the Investor (the “Investor Agent”).

The parties agree as follows Instructions:
* Please review the pre-populated information in Section 1 (a-i) and revise if necessary.
* In Section 1(j), please indicate whether you qualify as a Small Business by selecting the appropriate Answer.
* In Section 2, select whether you elect manual or auto-discount for the Buyer program.
* Please have an Authorized Officer(s) execute Two Originals. :

By executing this Acceptance Letter the parties agree to be bound by the enclosed Master Receivables Purchase Terms (V1.3_03_28_17-Taminco US (Eastman Chemical)), which outline the general terms and conditions for the receivables purchase program. Such Master Receivables Purchase Terms shall form part and apply in respect of this Acceptance Letter, and shall be collectively referred to as the Receivables Purchase Agreement.

1.	Supplier Information. On each Purchase Date, the following information is true and correct with respect to the Supplier:

Supplier’s Legal Name:	Taminco US LLC
Jurisdiction of Organization:	Delaware
Type of Entity:	Limited Liability Company
Trade Name(s) (if any):	None
Tax Identification Number:	51-0599329
Organizational Number, if any:	330
Prior Name(s) or Place(s) of Business During Past Five Years (if any):	Taminco US Inc.
Chief Executive Office Address:	Two Windsor Plaza, Suite 411, 7540 Windsor Drive, Allentown, PA 18195-1019
Address For Notices [if different]:	c/o Eastman Chemical Company, 200 South Wilcox, Kingsport TN 37662 Attention: Treasury Department Telecopy No.: N/A Email: N/A
Qualified as Small Business under Small Business Administration criteria? [https://www.sba.gov/sites/default/files/files/Size_Standards_Table.pdf ]	Select Answer: Yes: No: X

2.	Discount Election.
Supplier hereby agrees to the pricing terms provided below and elects the following discount election for the Designated Receivables due and payable by the Buyer as defined herein - Choose (A) OR (B):
(A) MANUAL OFFER:     [_X_]

(B) AUTOMATIC OFFER:     [____]

3.	Buyer Information.

As used herein, the term “Buyer” means The Procter & Gamble Company, an Ohio corporation and/or its subsidiaries or affiliates; provided, for the avoidance of doubt, any reference herein or in any other Facility Document to a “Buyer” shall include a reference to any subsidiary or affiliate of the Buyer that is the payor under the Receivable with respect to which such reference is made unless the context expressly indicates otherwise.

4.	Pricing Terms.
Pricing Terms. As used therein, the following terms shall have the meaning ascribed hereto; provided, the Investor Agent may change any term of this Section at any time, without the consent of the Supplier, upon ten (10) Business Days’ prior written notice to the Supplier.

“Applicable Index Rate” means:

(i)	the Screen Rate (as determined in accordance with the Screen Rates Schedule) on the Quotation Day for the currency of the Designated Receivable; or

(ii)
if no Screen Rate is available in respect of the Specified Period on the Quotation Day, the rate per annum as determined by the Investor Agent (which determination shall be conclusive and binding, absent manifest error) to be equal to the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available for the currency of the Designated Receivable) which is less than the Specified Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available for the currency of the Designated Receivable) which exceeds the Specified Period, each on the Quotation Day for the currency of the Designated Receivable; provided that if any such rate is below zero (0), it will be deemed to be zero (0).

“Applicable Margin” means 0.65%, per annum.

“Applicable Rate” means, for any Designated Receivable, the annual rate equal to the sum of (i) the Applicable Index Rate, plus (ii) the Applicable Margin.

“Discount Percentage” means 100%.

“Discount Start Date” means, for any Designated Receivable, the date on which an Offer in respect of such Designated Receivable shall be accepted by the Investor by the sending of a Remittance Notice by or on behalf of the Investor.

“Face Amount” means, for any Designated Receivable, the face amount of such Designated Receivable as specified in the applicable Proposal and/or Remittance Notice, as the case may be. The aggregate Face Amount of Designated Receivables specified therein shall be net of adjustments, if any.

“Maturity Date” means, for any Designated Receivable, the maturity date specified in the Proposal and/or Remittance Notice, as the case may be, applicable to such Designated Receivable; provided, if such maturity date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Maximum Tenor” means, for any Designated Receivable, a remaining tenor to maturity not to exceed 120 days.

“Processing Fees” means $0.

“Purchase Date” means, for any Designated Receivable, date of receipt by the Supplier of the Purchase Price paid by the Investor; provided that for purposes of determining the Purchase Price, the Purchase Date as specified in the applicable Proposal and/or Remittance Notice shall mean the Discount Start Date.

“Purchase Price” means, for any Designated Receivable, an amount equal to the following:
A - ((A x B x (C / D)) + E), where:

A	=	Face Amount times the Discount Percentage
B	=	Applicable Rate
C	=	Specified Period (including the Discount Start Date, but not including the Maturity Date)
D	=	360, or if the Purchase Price is denominated in Sterling or Canadian dollars, 365
E	=	Processing Fees payable by the Supplier in respect of such Designated Receivable, if any

“Quotation Day” means as applicable, either the first Business Day of the Specified Period; or one Business Day before the first Business Day of the Specified Period; or if no Screen Rate is available on such Business Day at the relevant time (as set out in the Screen Rates Schedule), the date of the most recently published Screen Rate.

“Screen Rates Schedule” means the screen rates schedule set out in Schedule 1 hereto.

“Specified Period” means the period equal in length to the period from the Discount Start Date to the Maturity Date of such Designated Receivable.

Schedule 1 | SCREEN RATES SCHEDULE

If the currency of the Designated Receivable is in United States Dollars:
“Screen Rate” means the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and for the Specified Period as displayed at 11:00am (London time) on pages LIBOR01 or LIBOR02 of the Reuters screen (or on any successor or substitute page on such screen, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If any such rate is below zero (0), it will be deemed to be zero (0).

If the currency of the Designated Receivable is in British Pounds Sterling:
“Screen Rate” means the London interbank offered rate as administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and for the Specified Period as displayed at 11:00am (London time) on pages LIBOR01 or LIBOR02 of the Reuters screen (or on any successor or substitute page on such screen, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If any such rate is below zero (0), it will be deemed to be zero (0).

If the currency of the Designated Receivable is in Euro (and determined by reference to EURIBOR):
“Screen Rate” means the interbank offered rate as administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant currency and for the Specified Period as displayed at 11:00am (Brussels time) on page EURIBOR01 of the Reuters screen (or on any successor or substitute page on such screen, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters). If any such rate is below zero (0), it will be deemed to be zero (0).

If the currency of the Designated Receivable is in Canadian Dollars:
“Screen Rate” means, as the case may be, either (i) the rate per annum equal to the average rate for Canadian Dollar bankers acceptances as administered by Thomson Reuters Benchmark Services Limited Ltd (or any other person which takes over administration of that rate) for Canadian Dollars and for the Specified Period as displayed at approximately 10:30am (Toronto time) on the immediately preceding Business Day on page CDOR of the Reuters Screen (or on any successor or substitute page on such screen, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters); or (ii) the variable annual rate of interest established and announced from time to time by the Bank of Canada and which appears (A) on “www.bankofcanada.ca” under the heading “Target for the overnight rate” (or any replacement page published by the Bank of Canada which displays that rate) for Canadian Dollars and for the Specified Period at approximately 10:30am (Toronto time) on the immediately preceding Business Day or (B) on the appropriate page of such other information service which publishes that rate from time to time in place of the Bank of Canada (if such page or service ceases to be available, the Investor Agent may specify another page or service displaying the relevant rate). If any such rate is below zero (0), it will be deemed to be zero (0).

Executed and delivered on the date appearing at the beginning of this Acceptance Letter.

Accepted and Agreed to on behalf of the Supplier by:

By:

Name:     H. Keith Jennings

Title:     VP & Treasurer

Acknowledged by:

JPMORGAN CHASE BANK, N.A., as Investor and Investor Agent

By:

Name:

Title:

Address for Notices: JPMorgan Chase Bank, N.A. 10 S. Dearborn Mail Code: IL1-P001 Chicago, Illinois 60603-2300 Attention: SCF Contracts Management Email: supply.chain.finance.contracts@jpmchase.com